Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry, 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

For Release on Friday, April 20, 2012 before market opens

Standard Register Reports First Quarter 2012 Financial Results

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Positive cash flow of $3.4 million for the quarter

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On-schedule with restructuring plan

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Strong current ratio of 1.9

DAYTON, Ohio (April 20, 2012) – Standard Register (NYSE: SR) today announced its financial results for the first quarter 2012. The Company reported revenue of $157.6 million and a net loss of $5.1 million, or $0.18 per share. The results compare to prior year revenue of $164.9 million and net income of $0.4 million, or $0.01 per diluted share. Non-GAAP net income, adjusted for pension loss amortization, pension settlement, restructuring, and deferred tax valuation allowances was $1.9 million, or $0.06 per share, for the first quarter of 2012 as compared to non-GAAP net income of $4.1 million, or $0.14 per diluted share for the same period in 2011.

“We saw significant positive activity in the first quarter of 2012 as Healthcare, Financial Services and Commercial Markets business units grew Core solutions during the period. Combined with the on-schedule implementation of our restructuring plan, this gives us good momentum. While revenue was down overall from the year-ago quarter, we have a strong current ratio of 1.9, adequate liquidity for operations and expect to end 2012 with positive cash flow of at least $5 million,” said Joseph P. Morgan, Jr., president and chief executive officer.

Morgan continued, “We continue to make the necessary investments to transform Standard Register into a provider of solutions that enable our customers to align their brand communications with their corporate priorities and standards. We are seeing our portfolio evolve and winning new business that demonstrates good progress.”

Results

Total revenues declined 4 percent to $157.6 million in the first quarter versus $164.9 million in the prior year. Core priority growth solutions revenues grew 3 percent during the quarter whereas Legacy products, such as business forms and transactional labels, across all business units declined by 9 percent.

Healthcare revenue declined 6 percent to $57.0 million in the first quarter compared to $60.7 million in the prior year. Core solutions grew by 5 percent driven by the acquisition of 100 percent of the ownership interests in iMedConsent, LLC (dba Dialog Medical), which the Company completed in the third quarter 2011, as well as new business and organic growth in patient communications and patient identification and safety solutions. Healthcare technology solutions sales grew 15 percent in the quarter. Legacy products, primarily clinical documents and administrative forms sales declined 12 percent as customers advanced implementation of Electronic Medical Records (EMR) initiatives.

Financial Services revenue showed slight growth at $43.5 million in the first quarter compared to $43.3 million in the prior year. The Company began recognizing revenue from a new Core solutions customer and saw growth in existing smaller customers. These sales served to offset the loss of Legacy and Core solutions from a customer that is expected to impact revenues in this segment by $18 - $20 million this year.

The Commercial Markets business unit experienced a 7 percent decline to $37.6 million for the quarter from $40.3 million in the prior year driven primarily by losses in Legacy products, which represent a disproportionate amount of sales in the business unit. Momentum in Core marketing solutions is expected to grow during the remainder of 2012.

The Industrial business unit generated $19.5 million in revenue or a decline of 5 percent for the quarter as compared to $20.6 million a year ago, driven by pricing pressure and weak demand from HVAC customers, and a 49% decrease from the year-ago quarter for in-mold labeling sales related to timing.

Gross margin as a percent of revenue decreased to 30.6 percent for the current year quarter from 32.4 percent in the prior year quarter. Pricing pressures, particularly in Legacy transactional forms and labels, declines in volume and material cost increases all contributed to the change. Selling, general and administrative expenses, excluding pension and restructuring, declined $1.8 million to $44.4 million, or 28.2 percent of revenue, relative to $46.2 million and 28.0 percent for the prior year quarter.

For the first quarter 2012, capital expenditures were $0.7 million, pension funding contributions were $7.0 million and Non-GAAP cash flow on a net debt basis was $3.4 million. For 2012, the Company is planning to spend $9 - 11 million in capital expenditures to further support its Core growth solutions offering and to contribute at least the minimum requirement of $27.0 million for Pension funding.

Conference Call

Standard Register’s President and Chief Executive Officer Joe Morgan and Chief Financial Officer Bob Ginnan will host a conference call at 10:00 a.m. EDT on April 20, 2012, to review the first quarter results. The call can be accessed via an audio web cast accessible at: http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE:SR) is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2012 and beyond could differ materially from the Company’s current expectations. Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our access to capital for expanding in Core solutions, the pace at which digital technologies erode the demand for certain legacy products, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance including non-GAAP net income and earnings per diluted share and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results, excluding pension loss amortization, pension settlements, restructuring charges, and deferred tax valuation allowances. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision making.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	1-Apr-12	3-Apr-11

TOTAL REVENUE	$ 157,649	$ 164,889

COST OF SALES	109,448	111,435

GROSS MARGIN	48,201	53,454

COSTS AND EXPENSES
Selling, general and administrative	50,215	52,303
Pension settlement	983	-
Restructuring and other exit costs	1,122	74

TOTAL COSTS AND EXPENSES	52,320	52,377

(LOSS) INCOME FROM OPERATIONS	(4,119)	1,077

OTHER INCOME (EXPENSE)
Interest expense	(704)	(572)
Other income	16	5
Total other expense	(688)	(567)

(LOSS) INCOME BEFORE INCOME TAXES	(4,807)	510

Income Tax Expense	305	82

NET (LOSS) INCOME	$ (5,112)	$ 428

Average Number of Shares Outstanding - Basic	29,117	28,976
Average Number of Shares Outstanding - Diluted	29,117	28,997

BASIC AND DILUTED (LOSS) INCOME PER SHARE	$ (0.18)	$ 0.01

Dividends per share declared for the period	$ 0.05	$ 0.05

	MEMO:
Depreciation and amortization	$ 5,822	$ 5,350
Pension loss amortization	$ 5,785	$ 6,073

SEGMENT OPERATING RESULTS
(Dollars in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	1-Apr-12	3-Apr-11
REVENUE
Financial Services	$ 43,471	$ 43,306
Commercial Markets	37,608	40,331
Healthcare	57,050	60,672
Industrial	19,520	20,580
Total Revenue	$ 157,649	$ 164,889

GROSS MARGIN
Financial Services	$ 12,873	$ 13,143
Commercial Markets	9,823	11,187
Healthcare	19,359	22,572
Industrial	6,146	6,552
Total Gross Margin	$ 48,201	$ 53,454

NET (LOSS) INCOME BEFORE TAXES
Financial Services	$ 1,571	$ 1,691
Commercial Markets	(1,107)	(293)
Healthcare	2,568	4,683
Industrial	208	789
Unallocated	(8,047)	(6,360)
Total Net (Loss) Income Before Taxes	$ (4,807)	$ 510

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)
	1-Apr-12	1-Jan-12
ASSETS
Cash and cash equivalents	$ 1,534	$ 1,569
Accounts receivable	107,532	113,403
Inventories	51,196	48,822
Other current assets	10,075	9,058
Total current assets	170,337	172,852

Plant and equipment	$ 69,068	$ 73,950
Goodwill and intangible assets	14,206	14,479
Deferred taxes	23,991	23,996
Other assets	8,800	8,584
Total assets	$ 286,402	$ 293,861

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	88,901	83,443
Deferred compensation	4,240	5,777
Long-term debt	56,174	60,149
Pension benefit obligation	227,377	236,206
Other long-term liabilities	7,358	7,339
Shareholders' deficit	(97,648)	(99,053)
Total liabilities and shareholders' deficit	$ 286,402	$ 293,861
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	1-Apr-12	3-Apr-11
Net (loss) income plus non-cash items	$ 9,059	$ 11,362
Working capital	11,177	8,840
Restructuring payments	(1,653)	(683)
Contributions to qualified pension plan	(7,000)	(8,000)
Other	(5,131)	(2,068)
Net cash provided by operating activities	6,452	9,451
Capital expenditures, net	(713)	(1,879)
Proceeds from sale of equipment	8	-
Net cash used in investing activities	(705)	(1,879)
Net change in borrowings under credit facility	(3,389)	(5,728)
Principal payments on long-term debt	(724)	(357)
Dividends paid	(1,470)	(1,459)
Other	(5)	(15)
Net cash used in financing activities	(5,588)	(7,559)
Effect of exchange rate	(194)	13
Net change in cash	$ (35)	$ 26
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	1-Apr-12	3-Apr-11
GAAP Net (Loss) Income	$ (5,112)	$ 428
Adjustments:
Pension loss amortization	5,785	6,073
Pension settlement	983	-
Restructuring charges	1,122	74
Tax effect of adjustments (at statutory tax rates)	(3,113)	(2,441)
Deferred tax valuation allowance	2,232	-
Non-GAAP Net Income	$ 1,897	$ 4,134

GAAP (Loss) Income Per Share	$ (0.18)	$ 0.01
Adjustments, net of tax:
Pension loss amortization	0.12	0.13
Pension settlement	0.02	-
Restructuring charges	0.02	-
Deferred tax valuation allowance	0.08	-
Non-GAAP Income Per Share	$ 0.06	$ 0.14

GAAP Net Cash Flow	$ (35)	$ 26
Adjustments:
Credit facility paid	3,389	5,728
Non-GAAP Net Cash Flow	$ 3,354	$ 5,754